Exhibit 10.3

RIGHT OF FIRST REFUSAL

This Right of First Refusal Agreement (this “Agreement”) is made as of December 19, 2012, by and among Peterbilt Motors Company, a division of PACCAR Inc, a Delaware corporation (“Peterbilt”), and W.M. “Rusty” Rush, a resident of San Antonio, Texas (“Rush”).

WHEREAS, Rush is the beneficial owner of shares (“Shares”) of Class A Common Stock, $.01 par value, and Class B Common Stock, $.01 par value, of Rush Enterprises, Inc., a Texas corporation (the “Company”).

WHEREAS, the Company and Peterbilt are parties to certain Dealer Sales and Service Agreements (the “Dealer Sales and Service Agreements”) pursuant to which subsidiaries of the Company (including but not limited to Rush Truck Centers of Texas, L.P., Rush Truck Centers of Arizona, Inc., Rush Truck Centers of California, Inc., Rush Truck Centers of New Mexico, Inc., Rush Truck Centers of Oklahoma, Inc., Rush Truck Centers of Colorado, Inc., Rush Truck Centers of Florida, Inc., Rush Truck Centers of Alabama, Inc., Rush Truck Centers of North Carolina, Inc., and Rush Truck Centers of Tennessee, Inc.), were granted Peterbilt franchises in the territories indicated in each of such Dealer Sales and Service Agreement; and

WHEREAS, to induce Peterbilt to amend the Dealer Sales and Service Agreements related to the minimum beneficial ownership interest required of Dealer Principals, Rush has agreed to extend to Peterbilt certain rights of first refusal with respect to the Shares owned by Rush;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Right of First Refusal.

(a)           If Rush desires to transfer (a “Transfer”) beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of in excess of 100,000 Shares in any given 12-month period to anyone other than a member of his family, an associate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) of Rush or a Dealer Principal (as defined in the Dealer Sales and Service Agreements), Rush shall first offer to sell all Shares in excess of such amount to Peterbilt in the manner specified in this Section 1.

(b)           If Rush desires to make a Transfer in other than an open market sale, he shall give written notice (the “Transfer Notice”) to Peterbilt.  The Transfer Notice shall specify the number of shares proposed to be sold, the identity of the proposed purchaser and the purchase price and other terms of the Transfer.  Peterbilt shall have the right, exercisable by written notice to Rush within sixty (60) days after receipt of the Transfer Notice, to purchase all, but not a part of, the Shares specified in the Transfer Notice in consideration for the purchase price and on the terms set forth therein.

(c)           If Rush desires to make a Transfer in an open market sale, including an underwritten public offering, he shall give written notice (the “Market Notice”) to Peterbilt.  The Market Notice shall specify the number of Shares proposed to be sold and the Closing Sales Price (as defined below) on the day immediately preceding the date of the Market Notice.  Peterbilt shall have the right, exercisable by written notice to Rush within sixty (60) days after receipt of the Market Notice, to purchase all, but not a part of, the Shares specified in the Market Notice in consideration for cash at a price per share equal to the greater of (i) the Closing Sales Price set forth in the Market Notice or (ii) the Closing Sales Price on the day immediately preceding the date of exercise.

The “Closing Sales Price” on any date will mean the average of the closing bid and asked price in the over-the-counter market on such date, as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or if not so reported, the average of the closing bid and asked prices on such date as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by Rush for that purpose, or if the Shares are listed or admitted to trading on a national securities exchange, the average of the reported closing bid and asked prices, regular way, on such date on the principal national securities exchange on which the Shares are listed or admitted to trading.

(d)           If Peterbilt exercises its right of first refusal hereunder, the closing of the purchase of the Shares with respect to which such right has been exercised shall take place within two business days after Peterbilt gives notice of such exercise.

(e)           If Peterbilt does not exercise its right of first refusal pursuant to Section 1(b) of this Agreement within the time specified for such exercise, Rush shall be free to sell such shares to a third party on terms no less favorable than the terms specified in the Transfer Notice during the 120 days following the earlier of (i) notification by Peterbilt of its election not to purchase such Shares or (ii) the expiration of the time specified in Section 1(b) of this Agreement for such exercise.

(f)           If Peterbilt does not exercise its right of first refusal pursuant to Section 1(c) of this Agreement within the time specified for such exercise, Rush shall be free to sell such shares on the open market at the then current market price during the 120 days following the earlier of (i) notification by Peterbilt of its election not to purchase such Shares or (ii) the expiration of the time specified in Section 1(c) of this Agreement for such exercise.

(g)           The following Shares shall not be subject to the right of first refusal described in the preceding provisions of this Section 1: any Shares that Rush has already obtained or shall obtain pursuant to grants of restricted stock, restricted stock units or exercises of stock options granted under the Company’s equity incentive plans.

Section 2.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 3.          Remedies.  Rush understands and agrees that the covenants and undertakings on his part herein contained are uniquely related to Peterbilt permitting the amendment of the Dealer Agreement to allow the Company to undertake a public offering of its capital stock and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor.  Accordingly, Rush agrees that Peterbilt shall be entitled to obtain specific performance by Rush of every covenant and undertaking contained herein to be performed by him and that Peterbilt shall be entitled to obtain specific performance from Rush of each and every covenant and undertaking herein contained to be observed or performed by Rush.

Section 4.          Survival; Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, representatives, successors and assigns.  Peterbilt may, without the consent of Rush, assign its rights hereunder to any directly or indirectly wholly owned subsidiary of PACCAR, Inc. for so long as that subsidiary remains a wholly owned subsidiary of PACCAR, Inc.  Prior to any Transfer of Shares by Rush to an associate or a Dealer Principal, Rush shall cause such associate or Dealer Principal to enter into an agreement substantially identical to this Right of First Refusal with respect to such Shares unless Peterbilt agrees in writing to waive such requirement.

Section 5.          Amendment.  This Agreement may be amended by the parties hereto at any time, but only by an instrument in writing duly executed and delivered on behalf of each of the parties hereto.

Section 6.          Notices.  All notices required to be given hereunder shall be deemed to have been duly given only if delivered by a recognized overnight delivery service that guarantees next day delivery, strictly as follows:

If to Peterbilt:

General Counsel
PACCAR Inc
777 106th Avenue N.E.
Bellevue, Washington  98004

If to Rush:

General Counsel
Rush Enterprises, Inc.
555 IH 35 South, Suite 500
New Braunfels, Texas 78130

Section 7.          Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

Section 8.          Headings.  Section headings are included solely for convenience and are not to be considered to be part of this Agreement and are not intended  to be an accurate description of the contents hereof.

Section 9.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and entered into as of the date first set forth above.

PETERBILT MOTORS COMPANY, a division of PACCAR Inc

By:	/s/ Bill Kozek
Bill Kozek, Vice President – PACCAR Inc General Manager – Peterbilt Motors Company

W.M. “RUSTY” RUSH

By:	/s/ W.M. “Rusty” Rush
W.M. “Rusty” Rush